SORL Auto Parts Reports First Quarter 2009 Financial Results

ZHEJIANG, China, May 13, 2009  -- SORL Auto Parts, Inc. (Nasdaq: SORL) (“SORL” or “The Company”), a leading manufacturer and distributor of commercial vehicle air brake valves as well as related auto parts in China, announced financial results for the quarter ended March 31, 2009.

For the first quarter of 2009, net sales were $20.2 million, a 34.2% decrease compared to $30.7 million for the same period of 2008. Revenues from China's domestic OEM market were US$9.2 million, a 14.0% decrease over the same period in 2008. Revenues from China's domestic aftermarket were US$6.5 million, a 34.3% decrease over the same period in 2008. Revenues from international markets were US$4.6 million a 54.5% decrease from the same period in 2008. The decrease in sales was primarily due to weak global economic conditions, which lessened demand from our Chinese and international customers. In addition, prior to the implementation of the China III emission standard beginning on July 1, 2008, demand for commercial vehicles equipped with China II engines was significantly enhanced in the first half year of 2008.  This resulted in higher than usual output and sales volume of commercial vehicles in the first and second quarter of 2008.

Gross profit decreased 36.2% to $5.5 million for the first period of 2009, from $8.6 million for the same period of 2008. Gross margin decreased 100 basis points to 27.2% from 28.2%. The decrease in gross margin was primarily the result of decreased output without a commensurate decline in certain fixed production costs, such as depreciation. SORL is committed to increasing management efficiency, improving the technologies of products, and improving its product portfolio to increase gross margins. Meanwhile, SORL expects its expansion to the higher-profit bus market will also help to increase gross profit margins.

Operating expenses decreased 1.1% to $4.1 million for the first quarter of 2009 from $4.2 million for the same period of 2008. As a percentage of revenue, operating expenses increased to 20.4% in the first quarter 2009 from 13.7% in the same period of 2008 primarily as a result of decreased sales output offset by increased R&D expense as the Company enhanced research and development activities on new products for the bus and agricultural vehicle market segments.

Operating income decreased 69% to $1.4 million for the first quarter 2009 from $4.5 million for the same quarter last year.  Operating margin decreased 770 basis points to 6.8% for the first quarter 2009 from 14.5% in the first quarter of 2008 as a result of the decrease in sales and gross margin, offset by the increase in operating expenses as a percent of revenue.

Net income attributable to stockholders for the first quarter of 2009 decreased 73.2%, to $0.94 million, or $0.05 per share from $3.5 million, or $0.19 per share in the first quarter of 2008.

“The first quarter of 2009 proved to be a challenging quarter for SORL,” said Xiaoping Zhang, SORL Auto Parts' CEO and Chairman.  “Sales growth in China and internationally was negatively affected by global economic conditions. Demand in the global auto market was significantly weaker and the output and sales of our Commercial Vehicle business and the demand for air brake valves from our domestic OEM customers and international customers declined in the first quarter of 2009. In response to the implementation of the China III emission standard beginning July 1, 2008, sales of trucks equipped with China II engines accelerated before the policy was enforced in the first half of the year, which will cause difficult year over year comparisons for the first and second quarters of 2009.

“As I indicated, we have been through a very difficult time. We believe that the economic conditions are showing signs of stabilization and we remain confident about the long-term viability of the global market and China’s auto market.” Mr. Zhang continued, “We have actively pursued the bus and agricultural vehicle market to broaden our product reach into high growth, high margin business segments.  We continue to invest in research and development to fund exciting new products for these market segments. The financial position of our company remains solid, with $10.7 million of cash on the balance sheet and no long-term debt, and we generated $3.1 million of cash flow from operations during the quarter.

“In addition, we strongly believe that the second quarter of 2009 will be better compared with the first quarter. The Chinese government’s stimulus plan has already induced increased demand in the auto market, which we believe will boost our performance in the second half this year. The stabilizing market is starting to show a positive impact on our sales, reflected in improved sales performance in April.”

Conference Call

Management will host a conference call at 8:30 am ET, on Wednesday May 13, 2009 to discuss its first quarter 2009 financial results.  Listeners may access the call by dialing # 1-888-726-2458 or +1-913-312-0940 for international callers.  A live webcast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available from May 13 to May 20, 2009. Listeners may access the replay by dialing 1-888-203-1112 or +1-719-457-0820; passcode: 4571737.

About SORL Auto Parts, Inc.
As China's leading manufacturer and distributor of automotive air brake valves, SORL Auto Parts, Inc. ranks first in market share in the segment for commercial vehicles weighing more than three tons, such as trucks and buses. The Company distributes products both within China and internationally under the SORL trademark. SORL ranks among the top 100 auto component suppliers in China, with a product range that includes 40 types of air brake valves and over 1000 different specifications. The Company has four authorized international sales centers in Australia, United Arab Emirates, India, and the United States, with additional offices slated to open in other locations in the near future. For more information, please visit http://www.sorl.cn ..

Safe Harbor Statement
This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward- looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward- looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov ..

Contact Information
At SORL Auto Parts, Inc.
Ben Chen
Director of Investor Relations
+86 577 6581 7721
Email: ben@sorl.com.cn

At ICR, Inc.:
In U.S.
Brian M. Prenoveau, CFA
+203 682 8200
Email: brian.prenoveau@icrinc.com

In China:
Yuening Jiang
+86 10 6599 7965
Email: yuening.jiang@icrinc.com

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income(Unaudited)
For The Three Months Ended on March 31, 2009 and 2008

		Three Months Ended March 31,
		2009	2008

Sales	US$	20,243,738	30,658,442
Include: sales to related parties		137,432	817,918

Cost of Sales		14,730,925	22,016,581

Gross Profit		5,512,813	8,641,861

Expenses:
Selling and Distribution Expenses		1,317,734	1,839,275
General and Administrative Expenses		2,792,749	1,976,201
Financial Expenses		28,962	369,676

Total Expenses		4,139,445	4,185,152

Operating Income		1,373,368	4,456,709

Other Income		39,217	111,078
Non-Operating Expenses		-3,614	-79,178

Income Before Provision for Income Taxes		1,408,971	4,488,609

Provision for Income Taxes		357,966	563,474

Net Income	US$	1,051,005	3,925,135

Other Comprehensive Income (Loss)- Foreign Currency Translation Adjustment		-19,202	3,359,890

Total Other Comprehensive Income		1,031,803	7,285,025

Less:
Net income Attributable to Non-controlling Interest In Subsidiaries		106,094	394,019

Other Comprehensive Income (Loss) Attributable to Non-controlling Interest's Share		-1,920	335,989

Total Other Comprehensive Income (Loss) Attributable to Non-controlling Interest's Share		104,174	730,008

Net income Attributable to Stockholders		944,911	3,531,116

Other Comprehensive Income (Loss) Attributable to Stockholders		-17,282	-3,023,901

Total Comprehensive Income (Loss) Attributable to Stockholders		927,629	6,555,017

Weighted average common share - Basic		18,279,254	18,279,254

Weighted average common share - Diluted		18,279,254	18,290,126

EPS - Basic		0.05	0.19

EPS - Diluted		0.05	0.19

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
March 31, 2009 and December 31, 2008

		31-Mar-09		31-Dec-08
		(Unaudited)		(Audited)
Assets
Current Assets
Cash and Cash Equivalents	US$	10,746,963	US$	7,795,987
Accounts Receivable, Net of Provision		33,743,368		35,797,824
Notes Receivable		7,358,128		7,536,534
Inventory		16,098,081		19,105,845
Prepayments, including $4,894,825 and $187,813 to related parties at March 31, 2009 and December 31, 2008, respectively.		5,850,780		1,013,440
Other current assets, including $221,585 and $1,906,070 to related parties at March 31, 2009 and December 31, 2008, respectively.		1,645,347		4,445,778
Total Current Assets		75,442,667		75,695,408
Fixed Assets
Property, Plant and Equipment		33,113,414		32,927,306
Less: Accumulated Depreciation		-9,593,264		-8,951,886
Property, Plant and Equipment, Net		23,520,150		23,975,420

Land Use Rights, Net		14,429,767		14,514,983

Other Assets
Intangible Assets		161,317		161,347
Less: Accumulated Amortization		-42,838		-39,018
Intangible Assets, Net		118,479		122,329
Deferred compensation cost-stock options		―		9,935
Deferred tax assets		363,047		189,228
Total Other Assets		481,526		321,492
Total Assets	US$	113,874,110	US$	114,507,303

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable and Notes Payable	US$	2,769,922	US$	4,623,850
Deposit Received from Customers		6,172,697		6,295,857
Income tax payable		481,678		340,138
Accrued Expenses		2,634,749		2,389,314
Other Current Liabilities		363,900		460,124
Total Current Liabilities		12,422,946		14,109,283

Non-Current Liabilities

Deferred tax liabilities		128,167		106,826
Total Liabilities		12,551,113		14,216,109

Stockholders' Equity
Common Stock - $0.002 Par Value; 50,000,000 authorized, 18,279,254 issued and outstanding as of
March 31, 2009 and December 31, 2008		36,558		36,558
Additional Paid In Capital		37,498,452		37,498,452
Reserves		3,221,571		3,126,086
Accumulated other comprehensive income		10,830,966		10,848,248
Retained Earnings		39,624,110		38,774,684
Total SORL Auto Parts, Inc. Stockholders' Equity		91,211,657		90,284,028
Non-controlling Interest In Subsidiaries		10,111,340		10,007,166
Total Equity		101,322,997		100,291,194
Total Liabilities and Stockholders' Equity	US$	113,874,110	US$	114,507,303